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On May 2, 2013, Transocean Ltd. posted additional video messages from its board members and certain executive management on www.transoceanvalue.com. Transcripts of the video messages are attached hereto.

Video 1

Transocean is undoubtedly the leader of the offshore drilling industry, it's gone through some challenging times, particularly as a result of the Macondo disaster but I tend to focus for the future so I look forward and I see a great potential associated to Transocean and where it's heading. I've also experienced tremendous momentum at the management level, great alignment in terms of how to take the company and how to take it forward and strengthen its current position.

There are exciting opportunities around the world, there are emerging petroleum provinces in places like East Africa, and there are new pre salt provinces in places like Angola. There are new opportunities for exploration in harsh environment and remote areas and I think the company's capability to tackle those kinds of challenges creates really interesting and exciting growth opportunities in the future.

And we've always been about improving that technological edge and that's why our customers have historically come to us when they want to do something that's just a little bit harder and a little bit more difficult.

The world is going to continue to need energy, most of that energy is going to come from hydrocarbons and the most attractive place to explore for significant accumulations of hydrocarbons is offshore. Our customers are going deeper and deeper, more and more remote environments and harsher and harsher areas of the world and Transocean's experience and expertise in helping our customers explore and develop hydrocarbons in those types of environments creates exciting opportunities for us going forward.

Video 2

I think our technical expertise is unmatched in our industry and I think that is evidenced by the long lists of firsts that the company has accumulated. We built the first jack up drilling rig nearly 60 years ago, we built the first dynamically positioned semi submersible, we built the first rig capable of operating in 10,000 feet of water. We built the first rig capable of operating year round north of the Arctic Circle, a long list of firsts.

When I first considered joining the Transocean board, I was attracted by the fact that Transocean always has seemed to be the leader in technology developments in the drilling industry and advances generally in drilling whether it's the deepest well or measured in some other way.

And so you couple that operational experience with our technical expertise and it creates the kind of unmatched organizational capability that our customers look for... When it comes time to solve the incremental challenge or to undertake the next big project, our customers think first of Transocean because of our history of delivering firsts.

Video 3

Transocean has long been the leader in deepwater drilling. That technological advantage we've had and that operational advantage we've had through all the experience that we gained in drilling such a high percentage of deepwater wells in the world gave us an edge over our competitors.

The integrity of the Transocean management and its people and the values that they share and are passionate about, it's a group that you can trust, at least I've always felt you can trust completely and I think that's essential for the people in the drilling business or in any other business frankly.

I think Transocean is probably more human capital than any other drilling company so that definitely gives it a competitive edge going forward, in addition to the asset portfolio that is very strong as well - so the quality of people is exceptional in this company.

Video 4

Well, Transocean's board is a world class board, there's no doubt about it, it's a very impressive board full of very professional, experienced people.

A strong and deep board of directors with a lot of industry experience and a lot of operational and financial expertise has provided the kind of guidance and direction and oversight that we needed.

Part of the board members are seasoned oil and gas upstream experts with great careers in energy companies as well as service companies with a lot of experience about Transocean, its culture, its business and offshore drilling industry. And then other members of the board bring some more fresh perspectives from other industries and outside Transocean and offshore drilling. So the combination is very powerful.